Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390-99, 33-66070-99, 333-33343-99, 333-27329-99, 333-62066-99, 333-125356, 333-159349, 333-182202, 333-182825, 333-196151, 333-208059, 333-211539 and 333-211540 ) and Form S-3 (Registration No. 333-211536-01) of J. C. Penney Company, Inc. of our reports dated March 24, 2017, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. as of January 28, 2017 and January 30, 2016, and the related consolidated statements of operations, comprehensive income/ (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2017, and the effectiveness of internal control over financial reporting as of January 28, 2017, which reports appear in the January 28, 2017 annual report on Form 10‑K of J. C. Penney Company, Inc.
Our report dated March 24, 2017, on the consolidated balance sheets of J. C. Penney Company, Inc. as of January 28, 2017 and January 30, 2016, and the related consolidated statements of operations, comprehensive income/ (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2017, contains an explanatory paragraph that states the Company has elected to change its method of accounting for pension and postretirement benefits to immediately recognize actuarial gains and losses in its operating results in the year in which they occur, to the extent they exceed 10 percent of the greater of the fair value of plan assets or the plans’ projected benefit obligation, referred to as the corridor.

/s/ KPMG LLP

Dallas, Texas
March 24, 2017